Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Laura Wakeley (717) 291-2616

Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Approves $75 million

Stock Repurchase Program

(March 21, 2022) — LANCASTER, PA. - Fulton Financial Corporation (“Fulton”) (Nasdaq: FULT) today announced that its Board of Directors has approved the repurchase of up to $75 million of shares of Fulton’s common stock, or approximately 2.7 percent of Fulton’s outstanding shares, based on the closing price of Fulton’s common stock and the number of shares outstanding on March 17, 2022 (the “2022 Program”). Shares may be repurchased under the 2022 Program commencing on April 1, 2022, following the March 31, 2022 expiration of the repurchase program announced on February 9, 2021. The 2022 Program will expire on December 31, 2022.

As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. The repurchase program may be discontinued at any time.

Fulton Financial Corporation, a $26 billion Lancaster, Pennsylvania-based financial holding company, has approximately 3,200 employees and operates more than 200 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton Financial Corporation can be found at www.fultonbank.com.